Exhibit 10.19

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE is made this 29th day of November, 2011, by and between ONE LEDGEMONT LLC (“Landlord”) and SYNAGEVA BIOPHARMA CORP. (“Tenant”).

BACKGROUND:

A. Reference is made to a certain Lease dated April 8, 2010, by and between Landlord and Tenant (the “Lease”) demising certain space on the 500 Level of Building B and the 500 Level of Building C of the Ledgemont Development Center, 128 Spring Street, Lexington, Massachusetts (the “Existing Premises”). Capitalized terms used but not defined herein shall have the same meaning as in the Lease.

B. Landlord and Tenant are the current holders, respectively, of the lessor’s and lessee’s interests in the Lease,

C. Landlord and Tenant now desire to amend the Lease as set forth herein.

AGREEMENTS:

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree and amend the Lease as follows:

1. Expansion Space. Upon the substantial completion of Landlord’s Work (the “Expansion Space Commencement Date”), which is anticipated to be on or about December 15, 2011 (however, in the event of a delay in the Expansion Space Commencement Date, Tenant shall not have any claim against Landlord, and Landlord shall have no liability to Tenant, by reason thereof), approximately 3,730 rentable square feet of space on the first floor of The Richards House, 500 Level shown on the plan attached hereto as Exhibit A-1 (such space, hereinafter referred to as the “Expansion Space”) shall be deemed added to and incorporated into the Premises demised under the Lease. Additionally, Tenant shall have the exclusive license to use the area known as the upper floors of The Richards House for general office and storage use only (the “As Is Space”) at no additional cost and Tenant shall not sublet, assign, transfer or otherwise convey or encumber this license, and shall not permit or suffer any other person or entity to use or occupy all or any part of the As Is Space. Upon the Expansion Space Commencement Date, all references to the Premises in the Lease shall include the Expansion Space, and all references to Exhibit A in the Lease shall be deemed to include and refer to Exhibit A-1. The Expansion Space shall be delivered free of all occupants, personal property, trade fixtures and equipment and, except as expressly provided herein, shall be accepted by Tenant in “as-is”, “where-is” condition without any warranty of fitness for use or occupancy, expressed or implied; and Tenant agrees that, except for Landlord’s Work, Landlord has no work to perform in or on the Expansion Space to prepare same for Tenant’s use and occupancy, and that any work to be done in or on the Expansion Space in addition to Landlord’s Work will be performed by Tenant at Tenant’s sole cost and expense in accordance with the terms and conditions of the Lease.

2. Use. The Expansion Space shall be used for general office use and for no other purpose.

3. Landlord’s Work. Landlord shall substantially complete the work shown on Exhibit B attached hereto (the “Landlord’s Work”). Landlord’s Work shall be completed using building standard materials and finishes, where applicable, in a good and workmanlike manner and in compliance with all legal requirements. Landlord shall pay the costs and expenses relating to the completion of Landlord’s Work. Landlord shall use good faith efforts to mitigate interference caused by the completion of Landlord’s Work with Tenant’s use and occupancy of the Premises, but entry into or about the Premises or performance of work necessary to complete Landlord’s Work shall not give rise to any claim for a rent abatement, constructive eviction, or any other damage or remedy. Landlord’s Work shall be deemed “substantially” completed and finally approved and accepted by the parties when Landlord’s Work has been completed except for minor items, adjustments or defects that can be completed or remedied after Tenant occupies the Expansion Space without causing substantial interference with Tenant’s use thereof. Landlord shall provide to Tenant a fully signed-off building permit and/or a permanent (or temporary) certificate of occupancy, to the extent required by the Town of Lexington, with respect to Landlord’s Work. If either the substantial completion of Landlord’s Work or the Expansion Space Effective Date shall be delayed due to Tenant Delays (as defined below), the Expansion Space Effective Date shall be deemed to have occurred on the date such substantial completion would have occurred but for such Tenant Delays. Landlord shall not be liable to Tenant if the substantial completion of Landlord’s Work is delayed as a result of any Tenant Delays. For purposes of this Section, Tenant Delays shall mean delays from any of the following causes: (i) Tenant’s failure to respond to any requests or submissions relating to Landlord’s Work and/or any of the construction documents relating thereto within five (5) business days of request; (ii) any material change in the construction documents caused by Tenant once finally approved and accepted by the parties, even though Landlord may approve such change; (iii) any request by Tenant for a delay in the commencement or completion of Landlord’s Work for any reason; or (iv) any other material delay in substantial completion of Landlord’s Work directly attributable to the acts or omissions of, or breach of this Lease by, Tenant, its employees, agents, or contractors.

4. Base Rent. From and after the Expansion Space Commencement Date through August 31, 2012, Base Rent shall consist of the Base Rent payable under the Lease per month for the Existing Premises for the same period plus $5,595.00 per month for the Expansion Space (for a total monthly amount of $23,928.33). Commencing on September 1, 2012 Base Rent shall consist of the Base Rent payable under the Lease per month for the Existing Premises for the same period plus $5,905.83 per month for the Expansion Space (for a total monthly amount of $25,155.83). From and after the Expansion Space Commencement Date the table below shall be added to the Base Rent section of Article 1 of the Lease and the Base Rent for the Expansion Space shall be as set forth in the table below:

Period	RSF	Base Rent	Monthly Installment of Base Rent
Expansion Space Commencement Date – August 31, 2012	3,730	$67,140.00	$5,595.00
September 1, 2012 – August 31, 2013	3,730	$70,869.96	$5,905.83

6. Operating Costs and Tax Escalation. From and after the Expansion Space Commencement Date, for purposes of calculating the Tenant’s Pro Rata Share of the increase in taxes and operating expenses with respect to the Expansion Space only, the Operating Costs Base Year shall be Calendar Year 2012 (the “Operating Cost Base Year”) and the Tax Base Year shall be Calendar Year 2012 (the “Tax Base Year”). Additionally, the Tax Base shall reflect the Taxes for the Expansion Space during the Tax Base Year (the “Tax Base”) and shall apply to a Tax Period of twelve (12) months (the “Tax Period”). Tax Base shall be reduced pro rata if and to the extent that the Tax Period contains fewer than twelve (12) months.

7. Tax Excess. With respect to the Expansion Space only, Tenant shall pay to Landlord, with respect to any Tax Period, Tenant’s Pro Rata Share of the amount (if any) by which the Taxes for the Expansion Space for such Tax Period exceeds the Tax Base, such sum being hereinafter referred to as “Tax Excess”. Tax Excess shall be due when billed by Landlord. In implementation and not in limitation of the foregoing, Tenant shall remit to Landlord pro rata monthly installments on account of projected Tax Excess, calculated by Landlord on the basis of the most recent Tax data or budget available. If the total of such monthly remittances on account of any Tax Period is greater than the actual Tax Excess for such Tax Period, Tenant may credit the difference against the next installment of rent or other charges due to Landlord hereunder. If the total of such remittances is less than the actual Tax Excess for such Tax Period, Tenant shall pay the difference to Landlord when billed therefor. Appropriate credit against Tax Excess shall be given for any refund obtained by reason of a reduction in any Taxes by the Assessors or the administrative, judicial or other governmental agency responsible therefor. The original computations, as well as reimbursement or payments of additional charges, if any, or allowances, if any, under this First Amendment shall be based on the original assessed valuations with adjustments to be made at a later date when the tax refund, if any, shall be paid to Landlord by the taxing authorities. Expenditures for legal fees and for other similar or dissimilar expenses incurred in obtaining the tax refund may be charged against the tax refund before the adjustments are made for the Tax Period.

8. Operating Expense Excess. With respect to the Expansion Space only, Tenant shall pay to Landlord, with respect to any Operating Year, Tenant’s Proportionate Share of the amount (if any) by which Operating Costs for the Expansion Space only for such Operating Year exceeds Operating Costs in the Operating Costs Base Year, such sum being hereinafter referred to as “Operating Expense Excess”. In determining Operating Costs in the Operating Costs Base Year, there shall be excluded from the Operating Costs for said Operating Costs Base Year any nonrecurring Operating Costs. In implementation and not in limitation of the foregoing, Tenant shall remit to Landlord pro rata monthly installments on account of projected Operating Expense Excess, calculated by Landlord on the basis of the most recent Operating Costs date or budget available. If the total of such monthly remittances on account of any Operating Year is greater than the actual Operating Expense Excess for such Operating Year, Tenant may credit the different against the next installment of rent or other charges due to Landlord hereunder. If the total of such remittances is less than actual Operating Expense Excess for such Operating Year, Tenant shall pay the difference to Landlord when billed therefor.

9. Part Years. If the Expansion Space Commencement Date or the Termination Date occurs in the middle of an Operating Year or Tax Period, Tenant shall be liable for only that portion of the Operating Expense Excess or Tax Share Excess, as the case may be, in respect of such Operating Year or Tax Period represented by a fraction, the numerator of which is the number of days of the herein term which falls within the Operating Year or Tax Period and the denominator of which is three hundred sixty-five (365), or the number of days in said Tax Period, as the case may be.

10. Tenant’s Pro Rata Share. From and after the Expansion Space Commencement Date through August 31, 2013, Tenant’s Pro Rata Share for purposes of determining Tenant’s share of Tax Excess and Operating Expense Excess with regard to the Expansion Space only shall be equal to 2.14%. Additionally, Article 1 of the Lease is hereby amended so that Tenant’s Pro Rata Share is equal to 8.44% for all other purposes under the Lease, including Tenant’s liability for Additional Rent which liability shall remain unchanged.

11. Parking. The number of parking spaces set forth in Sections 2.01 (d)(i) and 2.01(d)(ii) of the Lease is hereby amended as follows: As of the Expansion Space Commencement Date, Tenant shall have the appurtenant right to use, free of additional charge, up to 10 additional unreserved parking spaces on the Property for standard size automobiles and small utility vehicles; of which two (2) parking spaces shall be located in the parking area in front of Richards House. The locations of such parking spaces are subject to change from time to time pursuant to the Lease.

12. Signage. From and after the Expansion Space Commencement Date, Tenant shall have the non-exclusive right, at its sole cost and expense, to maintain one (1) exterior sign on the Richards House for the purpose of identifying Tenant, which sign (including size, logo, color(s) and degree of illumination, if any, and location on the Building) shall be subject to the prior written approval of Landlord, not to be unreasonably withheld or delayed and installed and maintained in compliance with all applicable Laws and Restrictions. Tenant shall be responsible for obtaining and maintaining all necessary permits and approvals for such signage, along with all costs and expenses incurred by Landlord in connection therewith (including any taxes or assessments thereon and the cost of providing and maintaining electrical service thereto) and Landlord shall reasonably cooperate with Tenant in connection with obtaining such permits and approvals. Additionally, Tenant shall have the one-time right at its cost and expense, to relocate the existing monument sign entitled Richards House. Any relocation of said monument sign and the manner in which said monument sign is moved shall be subject to the prior written approval of Landlord, not to be unreasonably withheld or delayed. Tenant shall have the non-exclusive right, at its expense, to maintain a sign panel on said monument sign (which may rename said monument sign Synageva Biopharma) which sign panel (including size, design, color(s) and degree of illumination (if any) and location on the monument) shall be subject to the prior reasonable approval of Landlord and in compliance with all applicable Laws and Restrictions. Tenant shall exercise its right hereunder in compliance with all Laws and Restrictions and shall obtain, at its cost and expense, all necessary permits and approvals necessary to remove the existing, and thereafter erect and maintain a new, monument sign (and Tenant’s sign panel thereon). Upon the expiration or termination of this Lease, Tenant shall, at its sole cost and expense, remove Tenant’s identification panel on the monument sign and repair and restore the monument (and any holes or other damage thereto) to its original condition. Tenant shall be responsible for any damage or repairs to the Building and the monument sign related to the erection, maintenance or removal of its sign panel, unless caused by the negligence or willful misconduct of Landlord.

13. Brokers. Landlord and Tenant each warrant and represent to the other that they have dealt with no brokers in connection with the negotiation or consummation of this First Amendment other than FHO Partners and CB Richard Ellis (collectively, the “Brokers”) and in the event of any brokerage claim against either party by any person claiming to have dealt with either Landlord or Tenant in connection with this First Amendment, other than the Brokers, the party with whom such person claims to have dealt shall defend and indemnify the other party against such claim. Landlord shall pay any commission due the Broker pursuant to a separate agreement.

14. Reaffirmation. In all other respects the Lease shall remain unmodified and shall continue in full force and effect, as amended hereby. The parties hereby ratify, confirm, and reaffirm all of the terms and conditions of the Lease, as amended hereby.

[Signatures Follow]

IN WITNESS WHEREOF the parties hereto have executed this First Amendment to Lease on the date first written above in multiple copies, each to be considered an original hereof, as a sealed instrument.

LANDLORD:	TENANT:

ONE LEDGEMONT LLC,	SYNAGEVA BIOPHARM, CORP.

a Delaware limited liability company	a Delaware corporation

By:	By:
Robert L. Beal, its authorized signatory	Name: Sanj K. Patel
Title: Chief Executive Officer and President

EXHIBIT A-1

EXPANSION SPACE

FLOOR PLAN

Office 1
Office 2
Office 3
Open Office
UP
DN
Restroom
Reception
UP
MECH
Conference
LINK

Synageva BioPharma

500 LEVEL – RICHARD'S HOUSE
ONE LEDGEMONT CENTER

THE BEAL COMPANIES 9/9/11

Exhibit B

Plans and Specifications for Landlord’s Work

Richards House

Note: All applicable state and local codes will be adhered to. Subject to the other terms and conditions of this Lease, including Section 10.01, unless specifically noted all items to be assumed in as-is condition, provided however that all MEP systems will be in good working order at commencement of the lease.

Landlord shall deliver the Premises in accordance with Landlord’s Work, which shall include, without limitation, the following:

1)	Partitions/drywall- Demo and reconstruction of drywall as shown on the plan dated 9/9/11.

2)	Ceilings- Existing sheetrock ceilings to be patched as necessary.

3)	HVAC systems to be in good working order throughout Richards House including new diffusers where necessary to provide industry standard office temperatures.

4)

Electrical/Lighting-Recessed can lighting where accessible with supplemental 2’x 2’ or 2’x 4’ surface mounted fixtures where necessary on the 1st Floor to include restroom. Electrical outlets will be provided throughout office space.

5)	Voice/Data/Card Access & Security systems - Responsibility of tenant.

6)

Flooring- New VCT tile to be installed in 1st Floor bathroom, new carpet to be installed throughout the 1st Floor office area and extend down the corridor to include the reception area. Carpet to be consistent or closest match with Synageva 500 C Bldg Executive office space and to not exceed $26/yd. 26 oz. Broadloom: Commercial Nylon, Pattern Loop, Solution 5/32 Pile Height on Standard Action

7)	Plumbing- New faucet to be installed in existing 1st Floor restroom pedestal sink. New mirror.

8)	Doors, Hardware- (4) New doors and hardware on 1st Floor to be consistent or equivalent match with 500 C Bldg Executive office space. Card access installation to be the responsibility of the Tenant.

9)	Windows & Blinds- Blinds to be replaced for all window areas on 1st floor and to be consistent with the blinds currently in place.

10)	Paint- Typical office paint to be used in office space, on all new drywall in premises and existing walls. Paint interior window frames in the area of Offices 1, 2, & 3.

11)	Fire protection- Sprinkler heads to be relocated as needed based on the new layout. Main sprinkler piping to remain as-is.

12)	Furniture- Office furniture both onsite and offsite to be responsibility of Tenant to relocate/move within the premises.

All modifications or changes to these specifications must be requested in writing by the Tenant to the Landlord, shall be subject to Landlord approval and shall be at Tenant’s sole expense.

With the exception of the above and as shown on the space plan, the Premises will be turned over in it’s as-is condition. Landlord’s Work will not include portable fixtures, equipment, furnishing, and other special purpose items and equipment.

10